Exhibit 99.1

Lifeward Cancels Its Extraordinary General Meeting of Shareholders

MARLBOROUGH, MA, and YOKNEAM ILIT, Israel, January 13, 2025 – Lifeward Ltd. (Nasdaq: LFWD) (“Lifeward” or the “Company”), today announced that it has cancelled its previously announced Extraordinary General Meeting of Shareholders that had been scheduled for January 13, 2025.  The Board of Directors of Lifeward (the “Board”) has withdrawn from consideration by the shareholders of the Company the proposals set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 25, 2024. The Company’s Board intends to present these proposals at a subsequent meeting in 2025.

About Lifeward
Lifeward designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Our mission at Lifeward is to relentlessly drive innovation to change the lives of individuals with physical limitations or disabilities. We are committed to delivering groundbreaking solutions that empower individuals to do what they love. The Lifeward portfolio features innovative products including the ReWalk Exoskeleton, the AlterG Anti-Gravity System, the MyoCycle FES System, and the ReStore Exo-Suit.

Founded in 2001, Lifeward has operations in the United States, Israel, and Germany. For more information on the Lifeward product portfolio, please visit GoLifeward.com.

Lifeward®, ReWalk®, ReStore® and Alter G® are registered trademarks of Lifeward Ltd. and/or its affiliates.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. These and other risks are more fully discussed in the Company’s periodic filings with the SEC, including the risk factors described under the heading "Risk Factors" in the Company’s annual report on Form 10-K and 10-K/A for the year ended December 31, 2023 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, Lifeward undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Lifeward Media Relations:
Kathleen O’Donnell
VP Marketing & New Business Development
Lifeward Ltd.
E: media@golifeward.com

Lifeward Investor Contact:
Mike Lawless
Chief Financial Officer
Lifeward Ltd.
E: ir@golifeward.com